**Kronos Advanced Technologies, Inc.**
**West Virginia, USA**

May 20, 2022

Cukierman &Co
Tel Aviv, Israel

***Re: Formal Termination of Investment Banking Agreement***

Dear Mr. Ravid:

Kronos and Cukierman are parties to that certain Investment Banking Agreement entered into as of December 30, 2021, a copy of which is attached here to the "Investment Banking Agreement"), pursuant to which Kronos looked to retain Cukierman as Kronos' non-exclusive investment banker. Kronos and Cukierman are each, individually, a "Party" and collectively, the "Parties."

Kronos notifies that the existence of the "Investment Banking Agreement" was disclosed in company filing during S1 process to SEC however Kronos represents and warrants that it has never made and will never make the agreement public or made or make any public announcements in connection with the contemplated agreement, nor that Kronos has benefited or will benefit from it in any way.

This letter agreement (this "Letter Agreement") sets forth the mutual desire of the Parties to terminate the Investment Banking Agreement. Now, therefor, in consideration of the mutual covenants contained in this Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.**Termination of Investment Banking Agreement.** The Parties hereby terminate the Investment Banking Agreement as of the Effective Date (defined below in Kronos's signature block). In connection with termination of the Investment Banking Agreement, and subject to the reps and warranty of Kronos mentioned above,

2.**Miscellaneous.**

a. Entire Agreement. This Letter Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Letter Agreement, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

b. Amendment. No modifications or amendments to this Letter Agreement will be binding on the Parties unless and until such modifications or amendments are executed in writing by an authorized representative of each Party.

c. Counterparts. This Letter Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Letter Agreement and of signature pages by facsimile or by electronic image scan transmission in pdf format constitutes effective execution and delivery of this Letter Agreement as to the Parties and may be used in lieu of the original Letter Agreement for all purposes.

d. Indemnification. Kronos hereby agrees to indemnify and hold harmless Cukierman its subsidiaries, affiliates, directors, officers, employees, agents and representatives (each being

an "**Indemnified Party**") from and against any and all third party claims and actions (including shareholder derivative actions), damages or liabilities arising out of the Investment Banking Agreement and its Termination.

If the terms and conditions of this Letter Agreement are acceptable to Cukierman, please indicate that acceptance by signing and returning one copy of this Letter Agreement to Michael Rubinov, CEO of Kronos.

Sincerely,

Kronos Advanced Technologies, Inc.

By: /s/
Name: Michael Rubinov
Title: CEO

Cukierman &Co agrees to and accepts this Letter Agreement as of May 20 2022 (the "Effective Date").

Cukierman

By:
Name: Haggai Ravid
Title: CEO

Cukierman & Co.
Investment House Ltd.
51-267516-6 .ח.פ